Geovic Announces New Senior Management Appointments

January 24, 2011 – Denver, CO - Geovic Mining Corp. (Geovic or the Company, TSX:GMC, OTCBB:GVCM) today announced changes in senior management positions and the appointment of new officers.

“Jack Sherborne, our current President and Chief Executive Officer, recently experienced a mild stroke. We are pleased to report that he is expected to make a full recovery, however, due to numerous challenges ahead, Jack has agreed with the Board to relinquish some of his responsibilities, including the roles of President and CEO, while at the same time agreeing to take on a new role in charge of our New Ventures Division”, said Wade Nesmith, Chairman of the Board.

Michael Mason, currently a director of the Company, has been appointed as Chief Executive Officer; Barbara Filas, the Company’s Chief Administrative Officer and Executive Vice President of Corporate Development, will become President; and Timothy Arnold, most recently General Manager of General Moly, Inc. in Eureka Nevada, has joined the Company as Chief Operating Officer.

Throughout his professional career, Mr. Mason has been involved with metals sales and purchases. For the last few years he has been leading the efforts of Geovic on behalf of Geovic Cameroon PLC, (GeoCam) the Company’s 60.5% owned subsidiary that controls the Nkamouna cobalt-nickel-manganese project in Cameroon, as they move forward to negotiate offtake agreements for GeoCam’s future metals production and to identify and meet with potential strategic partners for the project. As CEO, Mr. Mason will primarily be focused on these efforts going forward. Mr. Mason operates a private minerals consulting business and presently also serves as a director of several other public resource companies.

Barbara Filas, as President of Geovic, will assume responsibility for day-to-day activities, including leading the Company’s initiative to advance the Nkamouna project to development. Before joining the Company in February 2009, Ms. Filas was President of the U.S. practice of Knight Piésold and Co., an international civil, geotechnical and environmental engineering consulting firm. “The Board joins me in welcoming Barb to this new role. Over the past two years with Geovic, Barb has demonstrated an ability to execute on initiatives and, together with Jack Sherborne and Greg Hill, our Chief Financial Officer, has furthered our strong relationship with Societe Nationale D’Investissement du Cameroon (SNI)”, said Mr. Nesmith.

The Company is also pleased to announce the appointment of Timothy Arnold as Chief Operating Officer, replacing David Beling, who has retired. Mr. Arnold graduated with a B.S. in Mining Engineering from the University of Idaho in 1982, and brings to Geovic a distinguished career in engineering and management with well-known mining companies such as Coeur D’Alene Mines, Hecla Mining, and Barrick Gold. Most recently, he managed the Mt. Hope and Liberty molybdenum projects for General Moly Inc. in Nevada. In addition to his diverse corporate experience, Mr. Arnold has held a variety of roles and directorships for numerous mining and trade associations, including the Society for Mining, Metallurgy, and Exploration (SME), the Nevada Mining Association, the Mackay School of Mines, and the Resource Development Council for Alaska.

“These are important developments for the Company as it advances the Nkamouna project. The next year will be critical for us and we are pleased to be moving into 2011 with a realigned and augmented management team. Our key focus is to finalize the Feasibility Study Update and move forward toward identifying and executing the best plan to finance and develop the Nkamouna project” said Mr. Nesmith. “We are encouraged by the strong support of our partner, SNI and the Government of Cameroon. This project is of key strategic importance to Cameroon and we are determined to lead this project to fruition. Mike, Barb, and Tim will play key roles in this effort.”

As noted, Mr. Sherborne has agreed to take on a new role as President of the Company’s New Ventures Division. In this role he will work closely with William A. Buckovic, the Company’s Founder, as they continue to initiate and review strategic exploration and development assets on behalf of the Company.

“We recognize the importance to Geovic shareholders of our new ventures asset portfolio” added Mr. Nesmith. “The identification of Nkamouna and its potential is largely due to the exploration expertise of Bill Buckovic. Over the past 2 years, Bill has identified and acquired other strategic exploration assets and I am pleased that Jack has agreed to lead that important initiative on behalf of the Company. Current assets in this portfolio include a chromite-rich mineral sands project in New Caledonia, a grass-roots gold prospect in Arizona, uranium properties with in-situ development potential in Colorado and Wyoming and a recently staked heavy rare earths prospect in New Mexico.”

Geovic Mining Background

Geovic is a U.S.-based corporation whose principal asset is 60.5% ownership of a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, Africa. Additional Company initiatives and project information may be found on the websites www.geovicenergy.com, www.sedar.com, and www.sec.gov. For more information, please go to www.geovic.net or contact:

Barbara A. Filas President Geovic Mining Corp. Direct (303) 476-6455 Toll-Free (888) 350-4130 bfilas@geovic.net	San Diego Torrey Hills Capital Direct (858) 456-7300 info@torreyhillscapital.com

On behalf of the Board
Wade Nesmith, Chairman

Cautionary Note Regarding Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of Canadian securities legislation) that involve risks and uncertainties. In certain cases, forward-looking statements can be identified by the use of words such as “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or statements that certain actions, events or results “will” occur. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to exploration activities and operations; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grades, or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes, other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities and other factors as described in detail in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.